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                                                                      EXHIBIT 21

         SUBSIDIARIES OF ESCALON MEDICAL CORP.

ESCALON PHARMACEUTICAL, INC.
ESCALON VASCULAR ACCESS, INC.
SONOMED, INC.
ESCALON DIGITAL VISION, INC.
ESCALON PENNSYLVANIA, INC.
SONOMED EMS, srl.

                                      F-27